Exhibit 99.1

For Further Information Contact

Eddie Northen (404) 888-2242

FOR IMMEDIATE RELEASE

ROLLINS, INC. BOARD DIRECTOR HENRY B. TIPPIE TO RETIRE

ATLANTA, GEORGIA, April 12, 2021: Rollins, Inc. (NYSE:ROL), a premier global consumer and commercial services company, announced the retirement of Henry B. Tippie, who joined the company in 1953. Mr. Tippie is 94 years old.

Henry B. Tippie has been associated with the Rollins family for 68 years. He was the third Director in the history of the company following the two founding Rollins brothers, John & O. Wayne Rollins. Mr. Tippie held this Director position longer than anyone in the company, including the two brothers, for roughly 56 years. Mr. Tippie also holds the company’s record for the longest serving CFO to date with 17 years and 9 months in that role.

Henry Tippie has helped lead the company in a variety of accomplishments. He was the architect of Rollins’ purchase of Orkin in 1964, which is considered to be the country’s first ever leveraged buyout. At the time, Rollins’ revenues were $9.1 million, and the price of Orkin was $62.4 million. With the everlasting leadership and support Mr. Tippie has provided throughout his career, Rollins, Inc. has grown to be over a $2 billion Company.

Mr. Tippie was one of two Rollins, Inc. directors who was present on the day of the company’s listing on the stock exchange in 1968 and again on the 50th NYSE anniversary in 2018. Mr. Tippie was also inducted into the NYSE Wall of Innovators.

As Chairman Gary W. Rollins stated, “Without the financial knowledge and leadership Henry provided, Rollins, Inc. would not be where it is today. His expertise and meticulous eye for detail has allowed Rollins, Inc. to become the largest pest control company in the world. We are appreciative of Henry B. Tippie and for everything he has done for our Company. We will continue to honor his legacy and the example he provided of hard work and dedication as we continue to grow and succeed in our Company.”

Rollins, Inc. is a premier global consumer and commercial services company. Through its family of leading brands, Orkin, HomeTeam Pest Defense, Clark Pest Control, Orkin Canada, Western Pest Services, Northwest Exterminating, McCall Service, Inc., Critter Control, The Industrial Fumigant Company, Trutech, Orkin Australia, Waltham Services, OPC Services, PermaTreat, Rollins UK, Aardwolf Pestkare, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in North America, South America, Europe, Asia, Africa, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.clarkpest.com, www.orkincanada.ca, www.westernpest.com, www.callnorthwest.com, www.mccallservice.com, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.orkinau.com, www.walthamservices.com, www.opcpest.com, www.permatreat.com, www.safeguardpestcontrol.co.uk, www.aardwolfpestkare.com, www.cranepestcontrol.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The actual results of the Company could differ materially from those indicated because of various risks and uncertainties, including without limitation, the extent and duration of the coronavirus (COVID-19) pandemic and its potential impact on the financial health of the Company’s business partners, customers, supply chains and suppliers, global economic conditions and capital and financial markets, changes in consumer behavior and demand, the potential unavailability of personnel or key facilities, modifications to the Company’s operations, and the potential implementation of regulatory actions; economic and competitive conditions which may adversely affect the Company’s business; the degree of success of the Company’s pest and termite process, and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; the Company’s ability to attract and retain skilled workers, and potential increases in labor costs; uncertainties of litigation; the results of the SEC’s investigation of the Company; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated. A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2020.